Exhibit 10.24.2


Amendment as of November 12, 2003 of
Amendment and  Restatement of
Yarn Purchase Agreement as of January 1, 1999 as amended by an Amended and Restated Yarn
Purchase Agreement dated as of February 15, 2002


                  WHEREAS,  Parkdale  America,  LLC and Cone Mills  Corporation,
hereinafter referred to as "Cone," are parties to a Yarn Purchase Agreement as of January 1, 1999, as amended by an Amendment and Restatement of Yarn Purchase Agreement effective as of February 15, 2002,among Cone, Parkdale America, LLC, Parkdale Mills, Incorporated, and Magnolia Manufacturing Co., Inc. (the "Agreement"); and

                  WHEREAS, Parkdale America, LLC and Parkdale Mills, Incorporated, for itself and as successor by merger to Magnolia Manufacturing Co., Inc., together hereinafter referred to as "Parkdale," and Cone desire to amend the Agreement to reflect an agreement between the parties with respect to matters resulting from the filing by Cone for protection under Chapter 11 of the U.S. Bankruptcy Code and its plans for a Section 363 sale of its assets at an auction scheduled for January 29, 2004 (the "Auction"), to WLR Recovery Fund II LLP and WLR Cone Mills Acquisition LLC, together referred to as "WLR", or such other successful bidder(s);

It is agreed between the parties:

1. Cone will assume the Agreement, as amended hereby, in its bankruptcy case by filing a motion with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") on or before November 14, 2003; and

2. From the date the Bankruptcy Court enters an order authorizing Cone to assume the Agreement, as amended hereby (the "Assumption Date") until the earlier of
(i) the date the Bankruptcy Court enters an order approving the results of the auction for a sale of substantially all of Cone's assets or all or a substantial portion of Cone's denim business line to WLR or such other successful bidder(s) acceptable to Parkdale (the "Auction Approval Date") or (ii) the date of confirmation of a plan of reorganization without a sale of substantially all of Cone's assets or all or a substantial portion of Cone's denim business line, or alternatively, with a sale of substantially all of Cone's assets or all or a substantial portion of Cone's denim business line to WLR or such other successful bidder(s) acceptable to Parkdale (the "Confirmation Date"), Parkdale agrees to extend credit terms to Cone of net thirty (30) days with a credit limit of $2.2 million; and

3. From the Auction Approval Date or the Confirmation Date, as the case may be, until the earlier of the closing of the sale of all or substantially all of Cone's assets or all or a substantial portion of Cone's denim business line (the "Auction Closing Date") or the consummation of Cone's plan of reorganization (the "Effective Date"), respectively, credit terms shall be net thirty (30) days with a credit limit of the lesser of $4.0 million or at the total amount of the aggregate cure payments that Cone has made to Parkdale under the terms hereof; and

4. Cone shall make aggregate cure payments to Parkdale of $4.0 million, payable $1.0 million per week (the "Cure Installments") commencing the week of December 1, 2003 in full and complete satisfaction of the pre-petition claims of Parkdale in the aggregate amount of approximately $4.6 million and any and all other defaults under the Agreement existing as of the date of this Amendment; and

5. Immediately following Parkdale's receipt of each of the Cure Installments, Parkdale shall remit payment to Cone in the amount of one-fourth all cotton market differential deposits paid by Cone for Parkdale's post-petition yarn shipments to Cone; and

6. Following the Auction Closing Date or the Effective Date, as the case may be, Parkdale agrees to extend credit terms to Cone or its assignee of net 35 days, with a 10-day grace period for payment. Parkdale will agree to increase the credit limit of Cone or its assignee to an amount sufficient to support such trade terms provided Cone or its assignee is able to provide Parkdale with sufficient evidence of credit availability under applicable financing agreements to pay Parkdale for all yarn shipped in accordance with the credit terms; and

7. Cone shall outsource to Parkdale any conventional ring yarn production pursuant to the Agreement, as amended hereby, at prices currently in effect under the Agreement; and

8. Cone shall provide to Parkdale a right of first refusal on all of its domestic denim spun yarn purchases, including without limitation open-end yarn purchases. The cotton cost component of the open-end yarn purchases shall reflect market basis differential as mutually agreed upon annually by the parties; and

9. This amendment to the Agreement is expressly subject to the entry of an order by the Bankruptcy Court approving the assumption of the Agreement as amended herein; and

10. Parkdale will sell yarn to Cone at market prices for cash before delivery until the Assumption Date; and

11. The obligations of Parkdale to extend credit terms to Cone pursuant to the Agreement, as amended hereby, shall terminate upon the occurrence of any of the following:

          a. a "Material Adverse Effect" as that term is defined in the WLR asset purchase agreement, as filed with the Bankruptcy Court on November 7, 2003; or

          b. the failure of the Auction Approval Date or the Confirmation Date to occur within a reasonable time after February 16, 2004.

Each of the parties has caused this Amendment to be executed by its appropriate officer as of November 12, 2003.


PARKDALE                                             CONE MILLS CORPORATION

Parkdale America, LLC                                by: /s/Gary L. Smith

by: /s/Daniel K. Wilson                              title: EVP & CFO


title: EVP/CFO


Parkdale Mills, Incorporated
for itself and as successor by interest to Magnolia Manufacturing Co., Inc.

by: /s/Daniel K. Wilson

title: EVP/CFO